										EXHIBIT 12(b)


							     COMPUTATION OF RATIO OF INCOME TO COMBINED FIXED CHARGES
									 AND PREFERRED SHARE DIVIDENDS
							       SEARS, ROEBUCK AND CO. AND CONSOLIDATED SUBSIDIARIES

						 Twelve          Nine
						 Months          Months
						 Ended           Ended
						 Sept. 28,       Sept. 28,                        Year Ended
						 1996            1996
(millions, except ratios)                        (unaudited)     (unaudited)     1995      1994      1993      1992      1991
Fixed Charges
  Interest and amortization of debt discount
   and expense on all indebtedness                 $1,361          $1,013       $1,373    $1,279    $1,318    $1,389    $1,568

  Add interest element implicit in rentals            128              99          119       114       105       165       155
						    1,489           1,112        1,492     1,393     1,423     1,554     1,723
  Preferred dividend factor                            49              36           89       234       209       120         7
  Interest capitalized                                  4               4            4         1         3        23        22
Total fixed charges                                $1,542          $1,152       $1,585    $1,628    $1,635    $1,697    $1,752

Income (loss)
  Income (loss) from continuing operations         $1,159            $704       $1,025      $857      $625   ($1,812)     $160
  Deduct undistributed net income (loss)
   of unconsolidated companies                         20              12            9        (7)        6        (4)      (11)
						    1,139             692        1,016       864       619   ( 1,808)      171
Add
  Fixed charges (excluding interest capitalized
   and preferred dividend factor)                   1,489           1,112        1,492     1,393     1,423     1,554     1,723
  Income taxes (benefit)                              793             468          703       614       329   ( 1,039)      126
    Income (loss) before fixed charges and
     income taxes                                  $3,421          $2,272       $3,211    $2,871    $2,371   ($1,293)   $2,020

Ratio of income to combined fixed charges
 and preferred share dividends                       2.22            1.97         2.03      1.76      1.45      (A)       1.15

(A) As a result of the loss for the year ended December 31, 1992, earnings did not cover fixed charges by $2,990 million.